Exhibit 99.2

POSTING ON THE OFFICIAL GOOGLE BLOG DATED JANUARY 20, 2011

AN UPDATE FROM THE CHAIRMAN

When I joined Google in 2001 I never imagined—even in my wildest dreams—that we would get as far, as fast as we have today. Search has quite literally changed people’s lives—increasing the collective sum of the world’s knowledge and revolutionizing advertising in the process. And our emerging businesses—display, Android, YouTube and Chrome—are on fire. Of course, like any successful organization we’ve had our fair share of good luck, but the entire team—now over 24,000 Googlers globally—deserves most of the credit.

And as our results today show, the outlook is bright. But as Google has grown, managing the business has become more complicated. So Larry, Sergey and I have been talking for a long time how best to simplify our management structure and speed up decision making—and over the holidays we decided now was the right moment to make some changes to the way we are structured.

For the last 10 years, we have all been equally involved in making decisions. This triumvirate approach has real benefits in terms of shared wisdom, and we will continue to discuss the big decisions among the three of us. But we have also agreed to clarify our individual roles so there’s clear responsibility and accountability at the top of the company.

Larry will now lead our product development and technology strategy, his greatest strengths, and starting from April 4 he will take charge of our day-to-day operations as Google’s Chief Executive Officer. In this new role I know he will merge Google’s technology and business vision brilliantly. I am enormously proud of my last decade as CEO, and I am certain that the next 10 years under Larry will be even better! Larry, in my clear opinion, is ready to lead.

Sergey has decided to devote his time and energy to strategic projects, in particular working on new products. His title will be co-founder. He’s an innovator and entrepreneur to the core, and this role suits him perfectly.

As Executive Chairman, I will focus wherever I can add the greatest value: externally, on the deals, partnerships, customers and broader business relationships, government outreach and technology thought leadership that are increasingly important given Google’s global reach; and internally as an advisor to Larry and Sergey.

We are confident that this focus will serve Google and our users well in the future. Larry, Sergey and I have worked exceptionally closely together for over a decade—and we anticipate working together for a long time to come. As friends, co-workers and computer scientists we have a lot in common, most important of all a profound belief in the potential for technology to make the world a better place. We love Google—our people, our products and most of all the opportunity we have to improve the lives of millions of people around the world.

Eric Schmidt